EXHIBIT 15

To the Stockholders

Overseas Shipholding Group, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) of Overseas Shipholding Group, Inc. for the registration of 1,115,000 shares of its common stock of our report dated May 1, 2009 relating to the unaudited condensed consolidated interim financial statements of Overseas Shipholding Group, Inc. and subsidiaries that is included in its Form 10-Q for the quarter ended March 31, 2009.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.

/s/ERNST & YOUNG LLP

New York, New York

June 12, 2009